Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER 2024

Denver, Colorado – May 2, 2024 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce its first quarter operational results from its Don David Gold Mine (“DDGM”) near Oaxaca, Mexico, and a corporate update on its other activities.

2024 Q1 Highlights include:

●	Produced and sold 3,557 ounces of gold and 216,535 ounces of silver
●	Produced and sold 1,682 tonnes of zinc, 264 tonnes of copper, and 667 tonnes of lead
●	Cash balance of $5.7 million with no debt and working capital of $13.6 million at March 31, 2024

“Work during the first quarter, included reparations for the planned closure of the third cell of our tailings storage facility (“TSF”) and solving fluctuations in the water quality returned to the processing plant from the TSF pond. As a result, plant throughput was reduced, and recoveries were lower during the first few weeks of the quarter until solutions were achieved. Work will continue during the second quarter to further improve recoveries.” stated Allen Palmiere, President and CEO. “The Mexican peso continued to remain strong against the US dollar and base metal prices were lower than expected for the quarter. To offset most of these challenges, the mine plan was adjusted to provide higher grade ore and lower our costs. We also continued with our exploration program to better define the areas that have been returning very positive and encouraging results.”

Corporate and Financial:

●	Net loss was $4.0 million or $0.05 per share for the quarter, which was after $0.9 million in expenses for DDGM exploration development and underground drilling.
●	Total cash cost after co-product credits for the quarter was $1,667 per gold equivalent (“AuEq”) ounce and total all-in sustaining cost (“AISC”) after co-product credits for the quarter was $2,295 per AuEq ounce. (See Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures for a reconciliation of non-GAAP measures to applicable GAAP measures).

Don David Gold Mine:

●	In the first quarter of 2024, DDGM produced and sold a total of 5,965 gold equivalent ounces, comprised of 3,557 gold ounces and 216,535 silver ounces at an average sales price per ounce of $2,094 and $23.29, respectively.
●	The underground diamond drilling program progressed as planned and on schedule during the first quarter, using two drill rigs with continued positive results. During the first quarter, infill drilling focused mainly on upgrading Inferred Resources to the Measured and Indicated Resource categories with a specific focus on the recently discovered Three Sisters and Gloria vein systems. Infill drilling during the first quarter was successful in identifying and defining high-grade ore shoots specifically in the Sandy 1 and Sandy 2 veins of the Three Sisters system. Grade control drilling continued on veins scheduled for production in both the Arista and Switchback systems.
●	There were no lost time incidents during the quarter, resulting in a year-to-date Lost Time Injury Frequency Rate (“LTIFR”) safety record of Zero. Safety at Gold Resource Corporation is paramount.

Even with a good track record at DDGM, the Company continues to strive each quarter for improved measures, awareness, and training.

2024 Capital and Exploration Investment Summary

		For the three months ended March 31, 2024	2024 full year guidance
		(in thousands)
Sustaining Investments:
Underground Development	Capital	$1,350
Other Sustaining Capital	Capital	282
Infill Drilling	Capitalized Exploration	441
Surface and Underground Exploration Development & Other	Capitalized Exploration	2
Subtotal of Sustaining Investments:		2,075	$8.8 - 11.0 million
Growth Investments:
DDGM growth:
Surface Exploration / Other	Exploration	899
Back Forty growth:
Back Forty Project Optimization & Permitting	Exploration	205
Subtotal of Growth Investments:		1,104	$3.2 - 5.2 million
Total Capital and Exploration:		$3,179	$12.0 - 16.2 million

Trending Highlights

	2023				2024
	Q1	Q2	Q3	Q4	Q1
Operating Data
Total tonnes milled	117,781	113,510	116,626	111,254	98,889
Average Grade	-
Gold (g/t)	2.33	1.59	1.52	1.44	1.89
Silver (g/t)	94	86	73	85	88
Copper (%)	0.37	0.37	0.32	0.39	0.37
Lead (%)	1.73	1.64	1.29	1.39	1.25
Zinc (%)	3.88	3.72	3.24	2.95	2.82
Metal production (before payable metal deductions)
Gold (ozs.)	7,171	4,637	4,443	4,077	4,757
Silver (ozs.)	322,676	289,816	247,159	282,487	251,707
Copper (tonnes)	336	334	276	341	280
Lead (tonnes)	1,559	1,389	1,048	1,072	812
Zinc (tonnes)	3,837	3,569	3,223	2,884	2,310
Metal produced and sold
Gold (ozs.)	6,508	4,287	3,982	3,757	3,557
Silver (ozs.)	294,815	274,257	208,905	258,252	216,535
Copper (tonnes)	332	327	245	327	264
Lead (tonnes)	1,417	1,317	947	820	667
Zinc (tonnes)	3,060	3,141	2,571	2,182	1,682
Average metal prices realized
Gold ($ per oz.)	$ 1,915	$ 2,010	$ 1,934	$ 1,985	$ 2,094
Silver ($ per oz.)	$ 23.04	$ 24.93	$ 23.61	$ 23.14	$ 23.29
Copper ($ per tonne)	$ 9,172	$ 8,397	$ 8,185	$ 8,205	$ 8,546
Lead ($ per tonne)	$ 2,158	$ 2,153	$ 2,196	$ 2,122	$ 1,977
Zinc ($ per tonne)	$ 3,195	$ 2,485	$ 2,195	$ 2,516	$ 2,483
Gold equivalent ounces sold
Gold Ounces	6,508	4,287	3,982	3,757	3,557
Gold Equivalent Ounces from Silver	3,547	3,402	2,550	3,011	2,408
Total AuEq oz	10,055	7,689	6,532	6,768	5,965
Financial Data
Total sales, net (in thousands)	$ 31,228	$ 24,807	$ 20,552	$ 21,141	$ 18,702
Production Costs (in thousands)	$ 19,850	$ 20,302	$ 18,957	$ 17,034	$ 16,108
Production Costs/Tonnes Milled	$ 169	$ 179	$ 163	$ 153	$ 163
Operating Cash Flows (in thousands)	$ 1,024	($ 551)	($ 7,475)	$ 1,783	$ 1,482
Net loss (in thousands)	($ 1,035)	($ 4,584)	($ 7,341)	($ 3,057)	($ 4,021)
Loss per share - basic	($ 0.01)	($ 0.05)	($ 0.08)	($ 0.03)	($ 0.05)

Q1 2024 Conference Call

The Company will host a conference call Friday, May 3, 2024, at 10:00 a.m. Mountain Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Chet Holyoak, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://onlinexperiences.com/Launch/QReg/ShowUUID=617944F2-FF66-4B11-A082-3804BF9CF029

To join the call via telephone, please use the following dial-in details:

Participant Toll Free:	+1 (800) 717-1738
International:	+1 (289) 514-5100
Conference ID:	45398

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Base metals, critical to the United States, are also produced as a by-product. Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "seek," "believe," "estimate," "predict," "potential," "continue," "contemplate," "possible," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. They are not historical facts, nor are they guarantees of future performance. Any express or implied statements contained in this announcement that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the timing and scope of a process to explore strategic alternatives for the Company, including a potential sale of the Company. It is possible that the Company’s actual results, financial condition, and developments may differ, possibly materially, from the anticipated results, developments, and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation: whether the objectives of the strategic alternative review process will be achieved; the terms, structure, benefits and costs of any strategic transaction; the timing of any transaction and whether any transaction will be consummated at all; the risk that the strategic alternatives review and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with suppliers, employees, shareholders, and other business relationships, and on its operating results and business generally; the risk the strategic alternatives review could divert the attention and time of the Company’s management; the risk of any unexpected costs or expenses resulting from the review; the risk of any litigation relating to the review; and the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual report on Form 10-K for the year ended December 31, 2023, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

For further information, please contact:

Chet Holyoak

Chief Financial Officer

Chet.holyoak@grc-usa.com

www.GoldResourceCorp.com